EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated December 21, 2007, accompanying the consolidated financial statements and schedule and management’s assessment of the effectiveness of internal control over financial reporting included in the Annual Report of Synovis Life Technologies, Inc. on Form 10-K for the year ended October 31, 2007. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Synovis Life Technologies, Inc. on Forms S-8 (File Nos. 333-80259; 333-14093; 333-14137; and 333-144480).
/S/ Grant Thornton LLP
Minneapolis, Minnesota
January 3, 2008